MANAGEMENT CONTRACT

         THIS AGREEMENT dated this 24th day of October, 2000 between Pioneer International Growth Fund, a Massachusetts business trust (the "Fund"), and Pioneer Investment Management, Inc., a Delaware corporation (the "Manager").

                               W I T N E S S E T H

         WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and has filed with the Securities and Exchange Commission (the "Commission") a registration statement (the "Registration Statement") for the purpose of registering its shares for public offering under the Securities Act of 1933, as amended.

         WHEREAS, the parties hereto deem it mutually advantageous that the Manager should assist the Fund's Board of Trustees and officers in the management of the Fund's securities portfolio.

         NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the Fund and the Manager do hereby agree as follows:

1. The Manager is authorized to buy and sell securities and to designate brokers to carry out such transactions, subject to the following limitations. The Manager may not:

(a) make any purchase the cost of which exceeds funds currently available; or

(b) make any purchase that would violate any fundamental policy or restriction in the Fund's prospectus or statement of additional information as in effect from time to time.

2. The Manager, at its own expense, shall furnish to the Fund office space in the offices of the Manager, or in such other place as may be agreed upon from time to time, and all necessary office facilities, equipment and personnel for managing the affairs and investments and supervising the keeping of the books of the Fund and shall arrange, if desired by the Fund, for members of the Manager's organization to serve as officers or agents of the Fund.

                  The Manager shall pay directly or reimburse the Fund for: (i) the compensation (if any) of the Trustees who are affiliated with, or "interested persons" (as defined in the 1940 Act) of, the Manager and all officers of the Fund as such, (ii) all expenses not hereinafter specifically assumed by the Fund where such expenses are incurred by the Manager or by the Fund in connection with the management of the affairs and assets of the Fund, and (iii) all fees of subadvisers who are employed from time to time by the Manager and the Fund to manage portions of the Fund's assets (collectively, the "Subadvisers").

                  The Fund shall assume and shall pay: (i) charges and expenses for determining from time to time the value of the Fund's net assets and the keeping of its books and records, (ii) the charges and expenses of auditors,
(iii) the charges and expenses of any custodian, transfer agent, plan agent, dividend disbursing agent and registrar appointed by the Fund, (iv) brokers' commissions, and issue and transfer taxes, chargeable to the Fund in connection with securities transactions to which the Fund is a party, (v) insurance premiums, interest charges, dues and fees for membership in trade associations and all taxes and corporate fees payable by the Fund to federal, state or other governmental agencies, (vi) fees and expenses involved in registering and maintaining registrations of the Fund and/or its shares with federal regulatory agencies, state or blue sky securities agencies and foreign jurisdictions, including the preparation of prospectuses and statements of additional information for filing with such regulatory authorities, (vii) all expenses of shareholders' and Trustees' meetings and of preparing, printing and distributing prospectuses, notices, proxy statements and all reports to shareholders and to governmental agencies, (viii) charges and expenses of legal counsel to the Fund and the Trustees, (ix) any distribution fees paid by the Fund in accordance with Rule 12b-1 promulgated by the Commission pursuant to the 1940 Act, and (x) compensation of those Trustees of the Fund who are not affiliated with, or "interested persons" of, the Manager, the Fund (other than as Trustees), or Pioneer Funds Distributor, Inc.

3. It is understood that the Manager may employ one or more Subadvisers under agreements with each such Subadviser. The authorization given to the Manager in
Section 1 hereof may be delegated by it under any such agreement to any of the Subadvisers, provided that the Subadvisers shall be subject to the same restrictions and limitations on investments and brokerage discretion as the Manager. While the Manager shall be responsible for allocating assets among the Subadvisers and monitoring their relative performances, the Fund agrees that the Manager should not be accountable to the Fund or its shareholders for any loss or other liability relating to specific investments directed by any Subadviser (even though the Manager retains the right to reverse any such investment), because the Fund and the Manager will be relying almost exclusively on the expertise of the Subadvisers for the selection and monitoring of specific investments directed by the Subadvisers.

4. The Fund shall pay to the Manager, as compensation for the Manager's services hereunder, 1.00% per annum of the Fund's average daily net assets up to $300 million, 0.85 of 1% of the next $200 million, and 0.75 of 1% of all assets over $500 million.

5. Either party hereto may, without penalty, terminate this Agreement by vote of its Board of Trustees or Directors, as the case may be, or by vote of a "majority of the outstanding voting securities" (as defined in the 1940 Act) of the Fund or the Manager, as the case may be, and the giving of 60 days' written notice to the other party.

6. This Agreement shall become effective on the date hereof and shall remain in force until December 31, 2001 and from year to year thereafter, but only so long as its continuance is approved in accordance with the requirements of the 1940 Act or an exemption therefrom, subject to the right of the Fund and the Manager to terminate this Agreement as provided in Section 5 hereof.

7. The Manager and its directors, officers, agents, employees and stockholders may engage in other businesses and may render investment advisory services to other investment companies or to any other corporation, association, firm, individual or account.

8. The Manager will not be liable for any error of judgment or mistake of law or for any loss sustained by reason of the adoption of any investment policy or the purchase, sale, or retention of any security on the recommendation of the Manager, whether or not such recommendation shall have been based upon its own investigation and research or upon investigation and research made by any other individual, firm or corporation, but nothing contained herein will be construed to protect the Manager against any liability to the Fund or its shareholders by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

9. In connection with purchases or sales of securities for the account of the Fund, neither the Manager nor any of its directors, officers or employees will act as a principal or agent or receive any commission except as permitted by the 1940 Act. The Manager shall arrange for the placing of all orders for the purchase and sale of securities for the Fund's account with brokers or dealers selected by the Manager. In the selection of such brokers or dealers and the placing of such orders, the Manager is directed at all times to seek for the Fund the most favorable execution and net price available except as described herein. It is also understood that it is desirable for the Fund that the Manager have access to supplemental investment and market research and security and economic analyses provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Manager is authorized to place orders for the purchase and sale of securities for the Fund with such brokers, subject to review by the Fund's Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Manager in connection with its or its affiliates' services to other clients. In addition, subject to the Manager's obligation to seek the most favorable execution and net price available, the Manager may consider the sale of the Fund's shares in selecting brokers and dealers.

10. On occasions when the Manager deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients, the Manager may, to the extent permitted by applicable laws and regulations, aggregate the securities to be sold or purchased in order to obtain the best execution and lower brokerage commissions, if any. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Manager in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such clients.

11. Except as provided in Section 6 hereof, this Agreement shall continue in full force and effect until terminated by one of the parties hereto as provided in Section 5 hereof.

12. This Agreement shall automatically terminate in the event of its assignment. For purposes of this Agreement, the term "assignment" shall have the meaning given it by Section 2(a)(4) of the 1940 Act.

13. This Agreement shall become effective as of the date of execution hereof.

14. Nothing in this Agreement shall be deemed to relieve or deprive the Board of Trustees of the Fund of its responsibility for and control of the Fund.

15. The parties to this Agreement acknowledge and agree that all liabilities arising hereunder, whether direct or indirect, and of any and every nature whatsoever, including, without limitation, liabilities arising in connection with the agreement, if any, of the Fund or its Trustees set forth herein to indemnify any party to this Agreement or any other person, shall be satisfied out of the assets of the Fund and that no Trustee, officer or holder of shares of beneficial interest of the Fund shall be personally liable for any of the foregoing liabilities. The Fund's Declaration of Trust, as amended from time to time, is on file in the Office of the Secretary of State of The Commonwealth of Massachusetts. Such Declaration of Trust describes in detail the respective responsibilities and limitations on liability of the Trustees, officers, and holders of shares of beneficial interest.

16. The Fund agrees that in the event that neither the Manager nor any of its affiliates acts as an investment adviser to the Fund, the name of the Fund will be changed to one that does not contain the name "Pioneer" or otherwise suggest an affiliation with the Manager.

17. The Manager is an independent contractor and not an employee of the Fund for any purpose. If any occasion should arise in which the Manager gives any advice to its clients concerning the shares of the Fund, the Manager will act solely as investment counsel for such clients and not in any way on behalf of the Fund.

18. This Agreement states the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof. It may not be added to or changed orally and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act, when applicable.

19. This Agreement and all performance hereunder shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

20. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

21. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers and their seal to be hereto affixed as of the day and year first above written.

ATTEST:                                     PIONEER INTERNATIONAL GROWTH FUND


/S/ JOSEPH P. BARRI                         JOHN F. COGAN, JR.
-------------------                         ------------------
Joseph P. Barri                             John F. Cogan, Jr.
Secretary                                   Chairman and President

ATTEST:                                     PIONEER INVESTMENT MANAGEMENT, INC.


/S/ JOSEPH P. BARRI                         /s/ David D. Tripple
-------------------
Joseph P. Barri                             David D. Tripple
Secretary                                   President